EXHIBIT 1
                                                                       ---------

FOR IMMEDIATE RELEASE

Contact:       Centennial Cellular Corp.
               Scott N. Schneider
               Chief Financial Officer
               (203) 972-2000

                       Centennial Cellular Corp. Updates Merger Status

               New Canaan, CT, Oct. 13, 1998. Centennial Cellular Corp. (the "Company") (Nasdaq: CYCL-news), a leading independent cellular provider, announced on July 2, 1998, the Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 2, 1998, between the Company and CCW Acquisition Corp., a Delaware corporation ("Acquisition") organized at the direction of Welsh, Carson, Anderson & Stowe VIII, L.P. ("WCAS").

               The Company announced today that it had received a letter from Acquisition attaching a communication from Merrill Lynch Capital Corporation in which Merrill Lynch Capital Corporation advised Acquisition that if it were requested to fund, as of October 12, 1998, the credit facilities and bridge loan contemplated by the commitment letter it delivered to Acquisition (the "Commitment Letter"), a condition to funding the credit facilities and bridge loan set forth in the Commitment Letter would not be satisfied and Merrill Lynch Capital Corporation would therefore have no obligation to fund the credit facilities or the bridge loan as of October 12, 1998. The condition to funding referred to is that no material adverse change shall have occurred in the domestic or international financial, banking or capital markets since the date of its commitment that, in the reasonable judgment of Merrill Lynch, would adversely affect the syndication of credit facilities of the same type as the credit facilities contemplated in the Commitment Letter or debt securities of the same type contemplated to replace the bridge loan commitments. However, Merrill Lynch Capital Corporation recognized in its communication that such condition to funding contemplated by the Commitment Letter need only be satisfied on the date of request for such funding. Therefore, Merrill Lynch informed Acquisition that its communication "is for information purposes only and does not constitute a termination, repudiation or modification of the Commitment Letter, which (subject to its conditions) remains in full force and effect." The Commitment Letter and the Merger Agreement each have a termination date of January 31, 1999.

               The proposed merger (the "Merger") is subject to certain conditions, including the funding of financing arrangements committed by Merrill Lynch or alternative financing on terms no less favorable than those set forth in the Commitment Letter. Pursuant to the Merger Agreement, WCAS has agreed to use commercially reasonable efforts to consummate the committed financing or alternative financing on terms no more onerous than the terms of the committed financing.